Exhibit 10.33

FORM OF EMPLOYMENT AGREEMENT

OF

TEJINDER SINGH JUDGE

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of _____, 2026 (the “Effective Date”), by and between Southern Precision Machining, LLC, a Tennessee limited liability company (the “Company”), and Tejinder Singh Judge, an individual residing in Tennessee (the “Employee”). The Company and Employee may each be referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement (defined below).

WHEREAS, the Company is in the business of aerospace and aviation manufacturing industry (the “Company Business”);

WHEREAS, contemporaneously herewith, the Company has been acquired and has become a subsidiary of Precision Aerospace & Defense Group, Inc. (“PADG”) pursuant to that certain Membership Interest Purchase Agreement, dated as of ____, 2026, (the “Purchase Agreement”) by and among the Employee, Baljinder Sangha Judge, the Company, and PADG;

WHEREAS, the Purchase Agreement expressly contemplates that the Employee will enter into this Agreement concurrent with the Closing;

WHEREAS, the Employee is an owner and a key employee of the Company and has in-depth knowledge of the Company Business and the confidential information and trade secrets of the Company Business as well as the Company’s clients and business operations;

WHEREAS, the Employee’s experience and knowledge are considered to be necessary to the success of the Company Business; and

WHEREAS, the Company wishes to enter into an agreement with the Employee governing the terms and conditions of the Employee’s employment, and the Employee agrees to such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement.

2. Term of Employment. The Company agrees to employ Employee, and Employee agrees to be in the full-time employ of the Company, beginning on the Effective Date and continuing for a period of three (3) years, thereafter, whereupon this Agreement shall terminate unless the Company provides notice to Employee prior to the expiration of the initial term of the Company’s intent to renew or extend this Agreement for an additional term of up to 2 years or as otherwise agreed upon, (“Employment Period”). Upon termination of Employee’s employment for any reason, the Company shall have no further obligation to Employee other than (i) payment of any earned and unpaid Base Salary (as hereafter defined) under Section 3(a), (ii) payment of any earned and unpaid performance bonus (as hereafter defined) as applicable pursuant to Section 3(b); (iii) payment for any unused vacation in accordance with the vacation policy adopted by the Company for all employees similarly situated, (iv) reimbursement of any accrued and unpaid business expenses incurred prior to the termination date in accordance with Section 3(c), (v) those other benefits under Section 3 which are required under the Employee Income Retirement Security Act of 1974, as amended, or other applicable laws and (vi) payment of the Severance Compensation, if applicable, pursuant to Section 5. Upon termination of Employee’s employment for any reason, Employee shall have no further obligation to the Company pursuant to this Agreement except as set forth in Sections 6 through 10.

3. Compensation and Other Benefits.

a. Base Salary. As compensation for all services rendered by the Employee in performance of the Employee’s duties and obligations under this Agreement, the Company shall pay the Employee an annual base salary of $250,000 (the “Base Salary”). The Employee’s Base Salary shall be payable in accordance with the Company’s payroll policies or at such intervals as the Company and the Employee may hereafter agree to from time to time.

b. Performance Bonus. The Employee shall be entitled to an annual performance bonus of up to 15% of the Employee’s Base Salary, which will be based upon achievement of various levels of objectives (including annually established performance objectives and milestones established by the Board (as defined below) and approved by the board of directors of PADG) established at or about the beginning of each calendar year between the Employee and the Company; provided, however, the objectives for the performance bonus for calendar year 2026 shall be established within 30 days following the Effective Date and may be prorated as of the Effective Date. Such bonus, if any, shall be payable on or before March 31st of the subsequent year (the “Payment Date”). In order to be eligible to receive a bonus payment, the Employee must be actively employed by the Company as of December 31st of the year immediately prior to the date the bonus is to be paid; provided, further, that if the Employee is terminated for Cause or the Company terminates the Employee’s employment for any reason other than Good Reason after December 31st and prior to the Payment Date, the Employee shall not be entitled to receive the performance bonus for the previous year.

c. The Employee shall be entitled to be reimbursed by the Company for all reasonable and necessary expenses incurred by the Employee in connection with carrying out the Employee’s duties under this Agreement, to the extent such expenses are substantiated in writing and are in accordance with the Company’s standard policies regarding such reimbursements, including reimbursement for business travel. Reimbursement for all individual expenses exceeding $2,500 shall require prior approval by the Company.

d. The Employee shall be entitled during the Employment Period, upon satisfaction of all eligibility requirements, if any, to participate in all group health, dental, disability, sick leave, group life insurance and other benefit plans or fringe benefit programs now or hereafter established by the Company for similarly situated employees and shall receive such other benefits as may be approved from time to time by the Company. The Company will cover 70% of the monthly health insurance premium for the Employee and, if applicable, any eligible dependents, subject to the terms of the applicable health insurance plan.

e. The Employee shall be eligible to participate in the Company’s 401(k) retirement savings plan (the “401(k) Plan”) in accordance with the terms and conditions of the 401(k) Plan, subject to the satisfaction of any applicable eligibility and enrollment requirements. Subject to the terms of the 401(k) Plan, the Company shall provide matching contributions on the Employee’s elective deferrals up to 3.5% of the Employee’s eligible compensation, subject to applicable limits under the U.S. Internal Revenue Service regulations and guidelines. If the Employee elects to participate in the 401(k), then applicable deductions will be made in line with payroll, commencing on the Effective Date, and contributed directly to the Employee’s 401(k) account.

f. The Employee shall be entitled to receive 20 days of paid time off per year (pro-rated for partial years) and shall be entitled to receive paid holidays as enjoyed by all other employees of the Company.

4. Duties.

a. The Employee is employed to serve as President of the Company and/or in such other offices or positions as shall be assigned to the Employee from time to time by the board of managers (the “Board”) or officers (the “Officers”) of the Company. Subject to the control of the Board or Officers of the Company, as President, the Employee shall continue to perform all of the same professional duties and responsibilities for the Company and the Company Business that the Employee performed prior to the Closing of the Purchase Agreement (plus those additional duties and responsibilities the Board or the Officers may reasonably request in writing from time to time), including, but not limited to, planning and directing all functional activities within the Company and creating and managing diverse team of managers to assist in this responsibility, in a manner consistent with how the Employee performed such duties prior to the Closing of the Purchase Agreement. The Employee shall sign and execute in the name of the Company contracts or other instruments authorized by the Board or the Officers and, in general, shall perform such other duties as from time to time may be assigned by the Board or the Officers.

b. The Employee agrees that during the Employment Period, the Employee shall devote full-time efforts to the Employee’s duties as an employee of the Company and the Employee shall perform the duties of the Employee’s position in an efficient and competent manner and shall promote the interests of the Company and any affiliated companies. The Employee may not work for any other employer during the Employment Period.

c. During the Employment Period, the Employee agrees not to (i) solely or jointly with others undertake, join, plan for or organize any business activity competitive with the business activities of the Company, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of the Company.

d. During the Employment Period, in the event that the Employee shall be presented with, or made aware of, any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Company Business (“New Business Opportunity”), the Employee shall immediately notify and present the terms and conditions of such New Business Opportunity to the Board or the Officers of the Company.

e. For purposes of this Agreement, “Company Affiliate(s)” means (i) any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company, and (ii) any divisions or business segments of any of the foregoing.

5. Termination of Employment. The Employee’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):

a. the termination of the Agreement pursuant to Section 2;

b. the death of the Employee;

c. the failure of the Employee to be able to perform the Employee’s duties hereunder for a period of not less than 60 days by reason of disability. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Board or the Officers of the Company, upon the advice of a qualified physician, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Employee’s duties under this Agreement. Before making any termination decision pursuant to this Section 5(c), the Board or the Officers shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable the Employee to perform the essential functions of the Employee’s position under this Agreement despite the existence of any such disability. If such reasonable accommodation is possible, the Company shall make that accommodation and shall not terminate the Employee’s employment hereunder based on such disability; or

d. the Company may terminate the Employee’s employment under this Agreement for cause without any prior notice, upon the occurrence of any of the following events (“Cause”):

(i) fraudulent or unethical behavior that causes or has the potential to result in harm to the Company, or any embezzlement or wrongful diversion of funds of the Company or any Company Affiliate by the Employee;

(ii) material breach of this Agreement;

(iii) gross malfeasance by the Employee in the conduct of the Employee’s duties;

(iv) the Employee (A) fails to perform the Employee’s job duties, (B) fails to follow reasonable and lawful requests of the Company pertinent to the Company Business or operations of the Company or (C) violates a written Company policy or rule of which the Employee was previously notified and, in any case, the Employee fails to cure such alleged failure or breach within ten (10) days after written notice thereof;

(v) the charging of the Employee with a felony, or any other crime or offense involving moral turpitude; or

(vi) (A) the Employee’s use of alcohol or drugs in the workplace; (B) the Employee being under the influence of alcohol or illegal use of drugs in the workplace; or (C) the Employee’s violation of the Company’s drug policies in effect at the time of execution of this Employment Agreement and as later amended or implemented by the Company; provided, however, it shall not be deemed a violation under this Section 5(c)(vi)(A) and (B) to use drugs prescribed by the Employee’s doctor so long as the Employee informs the Company and the use is consistent with the prescribed use.

The Employee may terminate the Employee’s employment at any time in the event that the Company materially breaches this Agreement and the Company fails to cure such alleged breach within 10 days after receipt of written notice describing, in reasonable detail, the nature of such alleged breach (“Good Reason”). Notwithstanding anything in this Agreement to the contrary, the Employee must exercise such termination pursuant to this Section 5(d) for Good Reason within 30 days of the date the Employee discovered, or through the exercise of reasonable diligence should have discovered, the occurrence of the Good Reason event.

Subject to payment of the Severance Payment (as hereafter defined), if applicable, the Company may terminate the Employee’s employment at any time by providing written notice to the Employee.

Notwithstanding anything in this Agreement to the contrary, provided that the Employee executes a legal release in a form substantially similar to the form attached hereto as Exhibit A, the release becomes effective, with all revocation periods having expired unexercised, within 60 days after the Termination Date (the “Release”), and the Employee’s employment is terminated by the Company for any reason other than Cause, the Employee shall be entitled to receive a one-time severance payment in the amount equal to 3 months of the Employee’s Base Salary (“Severance Payment”). For the avoidance of doubt, the Severance Payment shall not be due if the Employee’s employment is terminated for Cause. The Severance Payment, to the extent owed, will be paid to the Employee in substantially 3 equal installments in accordance with the Company’s regular payroll practices and shall be subject to all applicable federal, state, local and foreign taxes and withholding requirements.

Notwithstanding anything in this Agreement to the contrary, the Company may elect at any time to place the Employee on “garden leave” during the period between the date when the Company provides notice to the Employee of its intent to terminate the Employee’s employment and the Termination Date, meaning that the Employee will not perform work for the Company unless otherwise asked to do so in writing. During such time, the Employee will continue to receive all regularly scheduled compensation as of the date the Employee was placed on garden leave through the Termination Date, provided that (i) the Employee remains available to perform services upon request through the Termination Date of this Agreement, and (ii) the Employee continues to comply with the confidentiality and Creations requirements and the restrictive covenants set forth in Sections 6 through 10.

6. Inventions and Creations Belong to the Company.

a. Any and all inventions, discoveries, improvements or creations (collectively, “Creations”) which the Employee has conceived or made or may conceive or make during the Employment Period in any way, directly or indirectly, connected with the Company Business shall be the sole and exclusive property of the Company. The Employee agrees that all copyrightable works created by the Employee or under the Company’s direction in connection with the Company Business are “works made for hire” and shall be the sole and complete property of the Company and that any and all copyrights to such works shall belong to the Company. To the extent any of the works described in the preceding sentence are not deemed to be “works made for hire,” the Employee hereby assigns all proprietary rights, including copyright, in these works to the Company without further compensation.

b. The Employee further agrees to (i) disclose promptly to the Company all such Creations which the Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with the Company Business, (ii) assign all such Creations to the Company, and (iii) execute and sign any and all applications, assignments or other instruments which the Company may deem necessary in order to enable the Company, at the Company’s expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to the Company all right, title and interest in said Creations.

7. Confidentiality; Ownership of Information. The Company agrees to, during the Employment Period, provide the Employee with access to such Confidential Information (as defined in Section 8(a)) owned by Company Affiliates and that is used in the operation of Company Affiliates’ business as reasonably necessary to allow the Employee to perform the Employee’s obligations hereunder. The Employee acknowledges that the Company has agreed to provide the Employee with a definite term of employment and with access to such Confidential Information of the Company during that term of employment.

a. Confidential Information Definition. For purposes of this Agreement, “Confidential Information” means information regarding the Company or the Company Affiliates that relates to or arises from the conduct of the Company or the Company Affiliates, as the case may be, or any portion thereof and is confidential or proprietary, whether or not it is expressly stamped or identified as being confidential, including, without limitation, the following regarding the Company or any of the Company Affiliates: (i) information regarding the operations, assets, liabilities or financial condition; (ii) information regarding pricing, sales, marketing, costs, joint ventures and business alliances; (iii) information regarding employees or sales representatives, including their identities, responsibilities, competence and compensation; (iv) client lists or other information regarding current or prospective clients, including information regarding their identities, contact persons and purchasing patterns and terms and conditions of any contractual relationship; (v) information regarding current or prospective vendors, suppliers or other business partners; (vi) forecasts, projections, budgets and business plans; (vii) information regarding planned or pending acquisitions, divestitures or other business combinations; (viii) trade secrets and proprietary information; (ix) business methods, equipment, software programs, software source documents and formulae, in each case regarding current, future or proposed products or services (including information concerning their research, development, design details and specifications, and engineering); and (x) website designs, website content, proposed domain names, and data bases. Confidential Information also includes information received by the Company or any of the Company Affiliates from others which the Company Affiliates have an obligation to treat as confidential and information received by the Employee from customers of the Company or any of the Company Affiliates. All information which becomes known to the Employee as a result of employment, which the Employee would reasonably believe is Confidential Information or which the Company takes measures to protect, shall be regarded as Confidential Information. “Confidential Information” shall not, however, include: (A) information which has been disclosed in the public domain through no fault of the Employee or (B) information disclosed in judicial or administrative proceedings to the extent the Employee is legally compelled to disclose such information; provided, however, that the Employee shall have: (1) used the Employee’s commercially reasonable efforts to keep from disclosing such information; (2) provided the Company or the Company Affiliates, as applicable, with commercially reasonable notice of the request for such information before disclosure of such information; and (3) afforded the Company or the Company Affiliates, as applicable, the opportunity to obtain an appropriate protective order or other assurance (and cooperated with the Company or the Company Affiliates in obtaining such order and/or assurance), satisfactory to the Company or the Company Affiliates, as applicable, of confidential treatment of such information before the Employee discloses such information.

b. No Disclosure. During the Employment Period and at all times thereafter, the Employee shall not disclose or use in any manner, directly or indirectly, and shall use the Employee’s best efforts and shall take all reasonable precautions to prevent the disclosure of, any such trade secrets or other Confidential Information, except to the extent required in the performance of the Employee’s duties or obligations to the Company hereunder or by express prior written consent of a duly authorized member of the Board or the Officers of the Company.

c. Ownership of Information. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of the Company and the Company Affiliates, as applicable, or their respective customers, as the case may be, and is disclosed in confidence by either the Company or the Company Affiliates or permitted to be acquired from such customers in reliance on the Employee’s agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of the Company’s or the Company Affiliates’ business.

d. Return of Material. Upon the expiration or earlier termination of this Agreement for any reason, the Employee shall immediately turn over to the Company all documents, disks or other magnetic media, or other material in the Employee’s possession or under the Employee’s control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from the Employee’s services to the Company. The Employee shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

e. DTSA. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  The DTSA further provides that the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.  In the event the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, provided the Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8. Non-Compete. From and after the Effective Date until the termination of this Agreement and, solely to the extent due and timely paid by the Company the payout of Severance Compensation, if any (the “Restricted Period”), Employee shall not, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with the Company or the Company Affiliates in the Company Business (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company or the Company Affiliates in the Company Business; (iii) divert, entice or otherwise take away any existing or potential customers, business, patronage or orders of the Company or the Company Affiliates in the Company Business, or attempt to do so; or (iv) promote or assist, financially or otherwise, any person engaged in any business that competes with the Company or the Company Affiliates in the Company Business. However, maintaining a passive investment of less than two percent (2.0%) of the aggregate equity of any person engaged in the Company Business and whose equity is publicly traded shall not be a violation of this Section 8.

9. Non-Solicitation.

a. During the Restricted Period, whether voluntary or otherwise, the Employee shall not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Company to terminate or reduce (in whole or in part) employment with the Company or the Company Affiliates; (ii) otherwise interfere with or disrupt the Company or the Company Affiliates’ with their respective employees; (iii) solicit, entice or hire away any employee of the Company or the Company Affiliates; or (iv) hire or engage any employee of the Company or the Company Affiliates or any former employee of the Company Affiliates whose employment with the Company or the Company Affiliates ceased less than 1 year before the date of such hiring or engagement. The Employee acknowledges that any attempt on the part of the Employee to induce others to leave the Company’s or the Company Affiliates’ employ, or any effort by the Employee to interfere with the Company’s or the Company Affiliates’ relationship with its other employees would be harmful and damaging to the Company and the Company Affiliates. The Employee also acknowledges that this covenant is necessary to enable the Company and the Company Affiliates to maintain a stable workforce and remain in business.

b. During the Restricted Period, the Employee shall not, directly or indirectly, solicit, encourage or take any other action that is intended to induce or encourage any customer or supplier of the Company or the Company Affiliates to terminate, limit or otherwise negatively alter such customer or supplier’s relationship with the Company or the Company Affiliates.

10. Non-Disparagement. The Employee will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of the Company or the Company Affiliates, their respective owners, officers, directors, managers, members, employees and contractors.

11. Remedies; Injunction. In the event of a breach or threatened breach of the provisions of this Agreement, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, a party seeking redress against the other party for breach of this Agreement shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by the breaching party or by the breaching party’s partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with the breaching party. It is expressly understood between the parties that this injunctive or other equitable relief shall not be a party’s exclusive remedy for any breach of this Agreement, and the party seeking redress shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

12. Section 409A. If the Employee becomes eligible for payments under this Agreement on account of the Employee’s “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations (collectively, the “Code”) and the Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined by the Company, any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (a) the Employee’s “annualized compensation” for the calendar year preceding the Employee’s separation from service (in each case, as those terms are defined under Section 409A of the Code), or (b) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which the Employee’s separation from service occurs and which are not otherwise exempt from Section 409A of the Code, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Employee’s separation from service, or if earlier, the Employee’s death, at which point the accrued amount will be paid in a single, lump sum cash payment. The preceding provisions of this Section 12, however, should not be construed as a guarantee by the Company of any particular tax effect to the Employee under this Agreement.

If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Employee’s lifetime and the lifetime of the Employee’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

13. Governing Law and Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles. The venue for all legal or equitable actions shall be Tennessee.

14. Jury Trial Waiver. The parties knowingly and willingly waive a trial by jury in any dispute arising out of or in any way related to this Agreement.

15. Notices. Unless changed by written notice given by either Party to the other pursuant hereto, any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the Company and the Employee as follows:

If to Company, at:	Southern Precision Machining, LLC 220 Calsonic Way P.O. Box 338 Shelbyville, TN, 37162

or, if to Employee, at:	Tejinder Singh Judge [Insert mailing address] [email address]

Except as otherwise expressly permitted herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier or when delivered by United States certified mail, postage prepaid and return receipt requested.

16. Taxes. All taxable compensation payable to the Employee pursuant to this Agreement shall be subject to any applicable withholdings, including taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to the Employee.

17. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver by the Company of any other prior or subsequent breach by the Employee. No delay on the part of the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

18. Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort with competent jurisdiction, the Company and the Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

19. Assignment. This Agreement may not be assigned by the Employee but may be assigned by the Company at any time to any successor of the Company, whether such successor is brought about by capital reorganization or consolidation of the Company with, or the merger of the Company into, any other corporation, or the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation.

20. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

21. Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter of this Agreement and supersedes any prior agreement and understanding (whether oral or written). This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

22. Attorneys Fees. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party’s attorney’s fees and costs of court by the non-prevailing party.

23. Agreement Read, Understood and Fair. The Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company and the Company Affiliates. The Employee agrees that this offer of employment is dependent upon the consummation of the transactions contemplated by the Purchase Agreement, and the Company’s agreement to pay the compensation and benefits to the Employee, as set forth in Section 3 and elsewhere, provides good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. The Employee acknowledges that the Company has advised the Employee of the Employee’s ability to consult with an attorney regarding this Agreement, and has given the Employee a reasonable opportunity to do so. The parties hereto agree that this Agreement has been jointly drafted by the parties and that the Agreement will not be construed against either Party as the drafter of the Agreement.

24. Survival. Notwithstanding any provisions herein to the contrary, upon the termination of this Agreement for any reason whatsoever, the provisions of this Agreement which by their nature require some action or forbearance after such termination (including but not limited to those related to payment, confidentiality, non-competition, non-solicitation, non-disparagement, intellectual property, and new business opportunities) shall survive such termination and be binding until any actions, obligations and/or rights therein provided have been completely satisfied or released.

25. Other Agreements. In the event the Employee is party to any other non-competition, non-solicitation, non-disclosure, non-disparagement, confidentiality or similar agreement(s) applicable to the Confidential Information, the Company Business, or services provided to the Company by the Employee, including but not limited to the Purchase Agreement (“Other Agreement(s)”), this Agreement shall not alter such Other Agreement(s), and the rights and remedies of the Company and the obligations of the Employee contained therein are in addition to, and not in lieu of, the terms of this Agreement, the intent being that each of this Agreement and the Other Agreement(s) shall survive in accordance with their respective terms. However, in the event of a conflict between the terms of this Agreement and any Other Agreement(s), the provisions which provide the most protection to the Company, the Company Business and the Company Affiliates at such time shall govern.

26. Counterparts; Copies. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. PDF or other facsimile copies of this Agreement, when executed, shall have the same force and effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

SOUTHERN PRECISION MACHINING, LLC

By:
Name:	Baljinder Sangha Judge
Title:	Chief Executive Officer

EMPLOYEE:

Tejinder Singh Judge

[Signature Page to TJ Judge

Employment Agreement]